Rampart
DETECTION SYSTEMS

Research and Development Agreement
February 11, 2011

Attention Mr. Dieter Blum

Following are the general terms and conditions governing your ongoing retention as Manager of the Rampart Research and Development Team :

Background

On 15 January 2009 Mr. Dieter Blum assigned to Querent Technologies Inc. all of his rights and interest to certain inventions and improvements thereto as set out in schedule A attached. On the same day Querent Technologies Inc. licensed Rampart Detection Systems Ltd. (Rampart) as its exclusive global licensee for the inventions and improvements and any subsequent patents derived therefrom.

Since15 January 2009, Rampart has engaged Mr. Dieter Blum as its manager of Research and Development. Rampart and Mr. Dieter Blum now wish to reduce their existing contractual relationship to a formal agreement. Such agreement is to supersede and replace all prior agreements, verbal or otherwise.

Terms and Conditions:

Mr. Dieter Blum (Blum) is hereby confirmed and retained for an additional period of three years as the manager of Rampart's Research and Development Team.

Blum will receive the sum of $15,000 per month plus HST as a management fee together with the payment of all preapproved expenses. In addition, Blum will receive a royalty of 5% of the gross revenues received by Rampart on the commercialization of all Inventions; technologies; formulas and systems developed by the Rampart Research and Development Team, for a term equal to the lifetime of the patents derived therefrom.

Rampart will be responsible for the payment of all patent application, prosecution and maintenance costs.

Blum will be responsible for establishing the Rampart Research and Development Team, including the recruitment and hiring of all applicable personnel.

Blum will report directly to the Chairman of Rampart.

Blum will ensure that each member of the Rampart Research and Development Team, including himself, will execute the Rampart Proprietary Rights Agreement attached as Schedule B.

RB
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Given Mr. Blum's concern for security, Rampart agrees not to divulge his name in any promotional or collateral materials other than may be required from time to time for regulatory and reporting requirements.

Upon acceptance, these terms and conditions will form the basis of a formal agreement to be prepared by Ramparts corporate counsel.

Yours sincerely

Kenneth F Swaisland
Chairman

Agreed to this 14th day of February 2011

Dieter Blum